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                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

Resolutions of Board of Directors adopted at a Special Meeting of the Board of Directors on May 31, 1982:

   "RESOLVED, that the corporation does hereby establish two separate accounts in connection with variable annuity contracts pursuant to the provisions of Section 2932 of Title 18 of the Delaware Code, such accounts to be known as "Sun Life of Canada (U.S.) Variable Account C" and "Sun Life of Canada (U.S.) Variable Account D";

   FURTHER RESOLVED, that such separate accounts be registered as unit investment trusts under the Investment Company Act of 1940, as amended, and that application be made for such exemptions from that Act as may be necessary or desirable;

   FURTHER RESOLVED, that there be filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, registration statements and any amendments thereto, relating to variable annuity contracts which are to be registered pursuant to the Act;

   FURTHER RESOLVED, that the officers of the corporation be and they are hereby authorized to take such further action as may in their judgment be necessary or desirable to implement the foregoing resolutions and as may be appropriate to enable the corporation to transact the business of issuing and selling variable annuity contracts participating in these separate accounts."